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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement pertaining to The PMI Group, Inc. Savings and Profit-Sharing Plan and The PMI Group, Inc. Alternate 401(k) Plan of our reports (a) dated January 19, 2001, with respect to the consolidated financial statements and schedules of The PMI Group, Inc. included and incorporated by reference in the Annual Report (Form 10-K) and (b) dated May 4, 2001, with respect to the financial statements and schedule of The PMI Group, Inc. Savings and Profit-Sharing Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                                    /s/ Ernst & Young LLP

Los Angeles, California
January 9, 2002